Exhibit 99.1
FOR IMMEDIATE RELEASE
For additional information contact:

Steve Kircher, CEO	Ted Haberfield, Executive VP
Solar Power, Inc.	HC International, Inc.
(916) 745-0900	(760) 775-2716
thaberfield@hcinternational.com
Solar Power, Inc. Announces First Quarter 2008 Financial Results
Quarterly Revenues Increase 70.9% to $5.8 Million
ROSEVILLE, Calif.—May 12, 2008 — Solar Power, Inc. (OTCBB:SOPW), a vertically integrated manufacturer of photovoltaic (PV) modules and marketer, designer and installer of PV solar electric systems for commercial, public and residential customers in the United States today announced its financial results for the first quarter of 2008.
Recent Company Highlights:
•	For the first quarter of 2008 revenues increased 70.9% to $5.8 Million

•	In March, 2008 executed the first two Yes! Solar Solutions franchise agreements to serve Orange County, California and the San Francisco Peninsula.

•	Completed engineering designs and wind tunnel testing of the Skymount racking system.
First Quarter of 2008 Results:
Net sales for the three months ended March 31, 2008 increased 70.9% to approximately $5,833,000 from approximately $3,414,000 for the three months ended March 31, 2007. Net sales in the cable, wire and mechanical assemblies segment decreased 53.5% to approximately $459,000 from approximately $987,000 for the three months ended March 31, 2007 primarily due to a push out in the delivery schedule of one customer. Net sales in the photovoltaic installation, integration and product sales segment increased to approximately $5,374,000 for the three months ended March 31, 2008 from approximately $2,427,000 for the three months ended March 31, 2007. The increase is attributable to a $4,500,000 sale of solar panels during the quarter.
Gross profit for the first quarter 2008 was $33,000, or 0.6% of sales, compared to $810,000, or 23.7% of sales, in the first quarter of 2007. The decline in gross margin was primarily due to the pricing of the $4,500,000 solar panel sale equivalent to product cost.
Operating expenses for the first quarter of 2008 grew to $2,820,000 compared to $1,995,000, or 48.3% of sales, for the same period last year as the company put resources in place to grow the residential and commercial solar segment of the company. Net loss for the first quarter of 2008 was $2,778,000, or $0.07 per share, compared to a net loss of approximately $1,076,000, or $0.03 per share, in the first quarter of 2007.

Balance Sheet:
Cash and cash equivalents at March 31, 2008 were $1,317,000 and restricted cash collateralizing standby letters of credit we issued to support our bank line of credit and capital lease was $1,738,000. Common shares outstanding at March 31, 2008 were 37,655,325. Accounts receivable were $8,831,000 and costs and estimated earnings in excess of billings were $1,582,000 at quarter end. Inventory was approximately $6,486,000.
Jeff Winzeler, Solar Power’s CFO, commented, “Our plan and focus will be to continue the development of our solar panel manufacturing facility, manufacturing our branded solar system products, generating new commercial opportunities, and organizing a distribution model through the development of a franchise network.”
2008 Guidance:
The Company is revising its revenue guidance downward from $60 million to $36 million for 2008. As previously announced, the Santa Rosa City School District (“SRCSD”) voted not to proceed with a project designed to place more than 3 megawatts of on-site solar electricity production at 10 of the district’s 30 schools. The SRCSD contract represented $23 million of Solar Power’s 2008 previous guidance.
“Despite the setback of the SRCSD project, our pipeline of business opportunities remains strong as we continue to expand our commercial and residential customer base,” said Steve Kircher, CEO of Solar Power, Inc. “Backed by the expertise of an experienced, diverse and complete management team, we are well-positioned to capitalize on what we believe is the beginning of a long-term, secular growth opportunity in solar energy.” Mr. Kircher concluded, “Our established brand and vertically integrated model, coupled with the introduction of our YES! Solar Solutions franchise provides multiple avenues for growth in the coming years.”
Conference Call Information:
The conference call will take place at 4:30pm EDT on Monday, May 12, 2008. Interested participants should call 1-800-762-9441 when calling within the United States or 1-480-629-9041 when calling internationally.
A playback will be available through May 19, 2008. To listen, please call 1-800-406-7325 within the United States or 1-303-590-3030 when calling internationally. Utilize the pass code 3876710 for the replay.
This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=0000502C, or visiting www.solarpowerinc.net, or at ViaVid’s website at www.viavid.net, where the webcast can be accessed through May 19, 2008.
About Solar Power, Inc.:
Founded in 2005, Solar Power, Inc. is a vertically integrated solar energy solution provider offering the North American residential, commercial and public sector building markets a complete solution through a single brand. With a state-of-the-art manufacturing facility in Shenzhen, China, Solar Power Inc. provides turnkey design-build solutions through its Roseville, California headquarters and a growing franchise distribution network. For more information visit the Company’s website at www.solarpowerinc.net.
Safe Harbor Statement:
The earnings release and conference call may contain certain “forward-looking statements” relating to the business of Solar Power, Inc., its subsidiaries and the solar industry, which can be identified by the use of forward looking terminology such as “believes, expects” or similar expressions. The forward looking statements contained in this press release include statements regarding the Company’s ability to execute its growth plan and meet revenue and sales estimates. These statements involve known and unknown risks and uncertainties, including, but are not limited to, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in the Company’s reports filed with the Securities and Exchange Commission. Solar Power, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

SOLAR POWER, INC.
(FORMERLY INTERNATIONAL ASSEMBLY SOLUTIONS, LIMITED)
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands except for share data)

	As at	As at
	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$1,317	$6,840
Accounts receivable, net of allowance for doubtful accounts of $48 at March 31, 2008 and December 31, 2007	8,831	5,353
Costs and estimated earnings in excess of billings on uncompleted contracts	1,582	2,208
Inventories, net	6,486	6,945
Prepaid expenses and other current assets	1,154	967
Restricted cash	—	800

Total current assets	19,370	23,113

Goodwill	435	435
Restricted cash	1,738	1,395
Property, plant and equipment at cost, net	2,015	2,066

Total assets	$23,558	$27,009

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,087	$4,957
Line of credit	969	931
Accrued liabilities	1,121	2,063
Income taxes payable	86	88
Billings in excess of costs and estimated earnings on uncompleted contracts	6	3
Loans payable and capital lease obligations	350	342

Total current liabilities	7,619	8,384
Loans payable and capital lease obligations, net of current portion	563	655

Total liabilities	8,182	9,039

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, par $0.0001, 20,000,000 shares authorized, none issued and outstanding at March 31, 2008 and December 31, 2007	—	—
Common stock, par $0.0001, 100,000,000 shares authorized 37,655,325 shares and 37,573,263 issued and outstanding at March 31, 2008 and December 31, 2007, respectively	4	4
Additional paid in capital	27,610	27,404
Translation adjustment	(22)	—
Accumulated deficit	(12,216)	(9,438)

Total stockholders’ equity	15,376	17,970

Total liabilities and stockholders’ equity	$23,558	$27,009

SOLAR POWER, INC.
(FORMERLY INTERNATIONAL ASSEMBLY SOLUTIONS, LIMITED)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except for share data)

	For the Three Months Ended
	March 31, 2008	March 31, 2007
	(Unaudited)	(Unaudited)
Net sales	$5,833	$3,414
Cost of goods sold	5,800	2,604

Gross profit	33	810

Operating expenses:
General and administrative	2,145	1,459
Sales, marketing and customer service	549	536
Engineering, design and product management	126	—

Total operating expenses	2,820	1,995

Operating loss	(2,787)	(1,185)

Other income (expense):
Interest expense	(27)	(1)
Interest income	39	112

Total other income	12	111

Loss before income taxes	(2,775)	(1,074)

Income tax expense	3	2

Net loss	$(2,778)	$(1,076)

Net loss per common share:
Basic and diluted	$(0.07)	$(0.03)

Weighted average number of common shares used in computing per share amounts	37,594,538	32,352,830